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                                  EXHIBIT 11.1

                                 METROCALL, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                  (In thousands, except for per share amounts)
                                   (Unaudited)

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
                                                     Three Months Ended June 30,     Six Months Ended June 30,
                                                               2000         2001         2000         2001
                                                               ----         ----         ----         ----
Loss before extraordinary item                              $ (59,768)   $(349,108)   $ (98,859)   $(406,352)

Extraordinary item                                             15,787           --       15,787

                                                            ---------    ---------    ---------    ---------
Net loss                                                      (43,981)    (349,108)     (83,072)    (406,352)
       Preferred dividends                                     (2,299)      (2,557)      (5,086)      (5,033)
       Exchange inducement on Series C Preferred                   --           --       (6,308)          --
                                                            ---------    ---------    ---------    ---------
Net loss attributable to common stockholders                $ (46,280)   $(351,665)   $ (94,466)   $(411,385)
                                                            =========    =========    =========    =========

Weighted-average shares outstanding:
         Shares outstanding, beginning of period               80,353       89,215       41,902       89,215
         Shares issued to investors                                --           --       13,657           --
         Share issued for exercise of stock options                --           --          541           --
         Share issued for exercise of stock warrants               --           --          839           --
         Shares issued in exchange for series C preferred          --           --        7,729           --
         Shares issued for debt retirement                      3,002           --        1,501           --
         Shares issued in employee stock purchase plan             --          761           --          761
                                                            ---------    ---------    ---------    ---------
Weighted-average shares outstanding                            83,355       89,976       66,169       89,976
                                                            =========    =========    =========    =========

Basic and diluted loss per share attributable
       to common stockholders                                   (0.75)       (3.91)       (1.67)       (4.57)
Extraordinary item, net of income tax benefit                    0.19           --         0.24           --

Loss per share attributable to common stockholders          $   (0.56)   $   (3.91)   $   (1.43)   $   (4.57)
                                                            =========    =========    =========    =========
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